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                                                                    EXHIBIT 12.1

         Statement of Computation of Ratio of Earnings to Fixed Charges


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
                                Predecessor                           Panolam
                         -------------------------- -------------------------------------------
                          For the year                            For the year    For the six
                             ended      Period from Period from       ended       months ended
                          December 31,   January 1   May 16 to    December 31,      June 30,
                         -------------- to June 11, December 31, --------------- --------------
                          1994   1995      1996         1996      1997    1998    1998   1999
                         ------ ------- ----------- ------------ ------- ------- ------ -------
                                             (in thousands, except ratios)
Income from continuing
 operations before
 income taxes and
 extraordinary item..... $9,383 $10,572   $4,040       $3,171    $ 2,708 $ 5,741 $5,592 $22,618
                         ------ -------   ------       ------    ------- ------- ------ -------
Fixed charges:
 Interest...............    --      103      --         4,459      8,079   8,289  4,272  10,463
 33% of rental expense..    105     115       76          104        135     159     80     122
                         ------ -------   ------       ------    ------- ------- ------ -------
 Total fixed charges....    105     218       76        4,563      8,214   8,448  4,352  10,585
                         ------ -------   ------       ------    ------- ------- ------ -------
Income plus fixed
 charges................ $9,488 $10,790   $4,116       $7,734    $10,922 $14,189 $9,944 $33,203
                         ------ -------   ------       ------    ------- ------- ------ -------
Ratio of earnings to
 fixed charges..........  90.4x   49.5x    54.2x         1.7x       1.3x    1.7x   2.3x    3.1x
                         ====== =======   ======       ======    ======= ======= ====== =======
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